Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TRANSIT PRO TECH INC.", FILED IN THIS OFFICE ON THE EIGHTH DAY OF OCTOBER, A.D. 2024, AT 2:47 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7490185 8100
SR# 20243894542

Authentication: 204592886
Date: 10-09-24

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:47 PM 10/08/2024
FILED 02:47 PM 10/08/2024
SR 20243894542 - File Number 7490185

CERTIFICATE of AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF TRANSIT PRO TECH INC.

Transit Pro tech Inc. (the "Corporation"), a corporation organized and existing under the laws of the state of Delaware, hereby certifies as follows:

1. The Board of Directors of the Corporation acting by written consent adopted resolutions setting forth an amendments to Article IV of the Corporation's Certificate of Incorporation, declaring such amendments to be advisable and directing that the amendments be considered by the stockholders of the Corporation, which was followed by the adoption of a resolution in favor of the amendments to Article IV effected by written consent of stockholders holding a majority of the votes entitled to be cast with respect thereto. Pursuant to such duly adopted resolutions, Article IV of the Certificate of Incorporation is hereby amended to add the following paragraph thereto:

"4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 101,000,000 shares, consisting of (a) 100,000,000 shares of common stock (the "Common Stock"), including (i) 80,000,000 shares of Class A Common Stock (the "Class A Common Stock"), and (ii) 20,000,000 shares of Class B Common Stock (the "Class B Common Stock"), and (b) 1,000,000 shares of preferred stock (the "Preferred Stock").

4.2 Preferred Stock. The board of directors of the Corporation (the "***Board***") is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock, one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a "***Preferred Stock Designation***") filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

4.3 Common Stock.

(a) *Voting.*

(i) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation. Any action required or permitted to be taken at any meeting of the holders of Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class A and Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded.

(ii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a class or have the right to act by written consent as a class, on all matters presented to the stockholders of this Corporation or as to which the stockholders of this Corporation may act by written consent and, as to all matters acted upon by holders of Common Stock, the holders of Class A Common Stock shall each be entitled to one (1) vote for each such share on each matter properly submitted to the stockholders for a vote or on which the holders of the Common Stock are entitled to act by written consent and the holders of Class B Common Stock each be entitled to twenty (20) votes for each such share on each matter properly submitted to the stockholders for a vote or on which the holders of the Common Stock are entitled to act by written consent.

(iii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or the DGCL. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded.

(b) *Conversion of Class B Common Stock.*

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder at any time or from time to time and without payment of any additional consideration. In order for a holder of Class B Common Stock to convert shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Class B Common Stock, at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Class B Common Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates and the conversion notice by the transfer agent (or

by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Class B Common Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. The shares of Class A Common Stock issuable upon conversion of any shares of Class B Common Stock shall be deemed outstanding of record as of the applicable Conversion Date.

(ii) The Corporation shall at all times when the Class B Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Class B Common Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common Stock.

(iii) All shares of Class B Common Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange for such shares of Class B Common Stock and payment of any declared but unpaid dividends thereon. Any shares of Class B Common Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the number of authorized shares of Class B Common Stock accordingly.

(iv) The Corporation shall pay any and all issue, stamp, transfer and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Class B Common Stock pursuant to this Subsection (b). The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(v) In the event of any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock of the Company, into a greater or lesser number of shares occurring after the original filing of this Certificate the outstanding shares of Class A Common Stock and Class B Common Stock shall be treated substantially identically, except that provision shall be made to preserve the disproportionate voting rights of the Class B Common Stock relative to the Class A Common Stock.

(c) *Dividends.* Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) *Liquidation, Dissolution or Winding Up of the Corporation.* Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.

4.4 Stock Split *Forward Split.* Effective upon the close of business on the date of filing of this Certificate of Amendment to the Certificate of Incorporation in the office of the Secretary of State of the State of Delaware (the "Effective Time") the shares of the Corporation's Class A Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Class A Common Stock"), will be automatically reclassified and "split" into twenty (20) shares of Class A Common Stock (the "New Class A Common Stock") and the shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Class B Common Stock"), will be automatically reclassified and "split" into twenty (20) shares of Class B Common Stock of the Corporation (the "New Class B Common Stock") such that each share of Old Class A Common Stock or Old Class B Common Stock shall be reclassified and split into twenty (20) whole shares of New Class A Common Stock or New Class B Common Stock, as the case may be, which the Corporation shall be authorized to issue immediately subsequent to the Effective Time. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Class A Common Stock or Old Class B Common Stock shall be entitled to receive upon surrender of such certificates to the Corporation's transfer agent for cancellation, a certificate or certificates representing the whole number of shares of New Class A Common Stock or New Class B Common Stock into which the shares of Old Common Stock formerly represented by such certificates so surrendered are reclassified under the terms hereof."

2. This Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved in accordance with the provisions of Section 242 of the DGCL.

3. This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of October 8, 2024.

Transit Pro Tech Inc.

By: /s/ Weihing Du

Weihing Du

President and Chief Executive Officer